Exhibit 99.1

Kaleyra Announces Appointment of Julia Pulzone as Chief Financial Officer

Milan, Italy, NY, USA — March 18, 2019 — Kaleyra S.p.A., a rapidly growing cloud communications software provider delivering secure application programming interfaces (APIs) and connectivity solutions in the API/CPaaS market, today announced the appointment of Julia Pulzone as Chief Financial Officer (CFO), effective immediately. She will be based in the company’s office in Vienna, VA and report to Mr. Dario Calogero, Kaleyra’s Founder and current Chairman of the Board and Chief Executive Officer. Ms. Pulzone takes over for Luca Giardina Papa who will remain a member of Kaleyra’s executive team and steering team.

Ms. Pulzone brings to Kaleyra more than 20 years of financial management expertise in several private and public middle-market technology companies focused on both healthcare technology and software. Ms. Pulzone most recently served as the Chief Financial Officer of Cureatr, Inc. Prior to that, Ms. Pulzone served as the Chief Financial Officer of CodeRyte, Inc., a company sold to 3M in 2012. Ms. Pulzone’s previous experience includes serving as a managing director of the Global Environment Fund private equity firm, in addition to several senior financial management positions, including as its CFO. In 2013, Ms. Pulzone was named one of the finalists for the Northern Virginia Technology Council’s “Chief Financial Officer of the Year” award.

Ms. Pulzone holds a Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, and a Bachelor of Science degree in Accounting from the University of Maryland. Ms. Pulzone is also a Certified Public Accountant.

“I am very excited to welcome Julia to the Kaleyra team,” said Mr. Dario Calogero. “Her extensive CFO background uniquely qualifies her to lead our finance team as well as to help drive the company to the next level of performance. Julia will assure a smooth and strong transition as Kaleyra is expected to move from a private to public company later this year.”

“I look forward to making a positive impact at Kaleyra, to partnering with Dario and the rest of the leadership and finance team, and to help further grow Kaleyra’s business,” said Ms. Pulzone. “Following the recently announced combination with GigCapital I believe this is an excellent time to join Kaleyra. I am excited about the opportunity to capitalize upon the strengths of the newly combined company when the transaction closes in the second half of the year and lead Kaleyra’s finance organization through the transition to a publicly traded firm.”

“The GigCapital team is pleased Julia has joined the Kaleyra team. Her blend of CFO experience with both public and private companies is an excellent match for the needs of Kaleyra both today and going forward,” said Dr. Avi Katz, Founder, Executive Chairman of the Board, and Chief Executive Officer of GigCapital, Inc. “Julia is joining an exceptional team of solid and respected entrepreneurs being led by Dario, and we look forward to her contributions as Kaleyra continues on its path of rapid revenue growth and stronger financial performance prior to the consummation of the combination with GigCapital, and for the years to come after, as Kaleyra Inc.”

About Kaleyra

Kaleyra S.p.A., is a global group specializing in providing mobile messaging services for financial institutions and multiple other types of enterprises of all sizes. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to manage huge volumes of messages, with some 2 billion notifications a month. For more information: www.kaleyra.com.

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The companies are led by an affiliated team of technology industry experts, deploying its unique Mentor-Investors™ methodology to partner with exceptional privately-held technology companies of dedicated solid entrepreneurs. The companies offer financial, operational and executive mentoring in order to accelerate their path from inception, privately-held entity into the growth-stage as a publicly traded company. The partnership continues through an organic and roll-up strategy growth post the public offering. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Additional Information About the Transaction and Where To Find It

Additional information about the proposed business combination and related transactions is described in GigCapital’s Current Reports on Form 8-K, definitive additional proxy soliciting materials filed as DEFA14A, and preliminary proxy statement relating to the proposed business combination and the respective businesses of GigCapital and Kaleyra, which GigCapital has or will file with the SEC. The proposed business combination and related transactions will be submitted to stockholders of GigCapital for their consideration. GigCapital’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with GigCapital’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination and related transactions, because these documents will contain important information about GigCapital, Kaleyra and the proposed business combination and related transactions. The definitive proxy statement will be mailed to stockholders of GigCapital as of a record date to be established for voting on the proposed business combination and related transactions.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by GigCapital, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Tara McDonough, Vice President and Chief Financial Officer, GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

Kaleyra, GigCapital and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital’s stockholders in respect of the proposed business combination and related transactions. Information regarding GigCapital’s directors and executive officers is available in its Form 10-K filed with the SEC on December 6, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the preliminary and definitive proxy statements related to the proposed business combination and related transactions when it becomes available, and which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws regarding the proposed transactions and GigCapital. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination and future business plans of the Kaleyra and GigCapital management teams. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of GigCapital and/or Kaleyra in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra and GigCapital as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra or GigCapital will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital stockholders will approve the transaction, the ability of the post-combination company to meet the NYSE listing standards, and that Kaleyra will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Kaleyra Contact:

Marco Lastrico

Barabino & Partners USA, LLC

+1 212 308 8710

m.lastrico@barabinousa.com

GigCapital Contact:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com